SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant  [ ]

     Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         INTELECT COMMUNICATIONS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       -----------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

     Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: ____________

(2) Aggregate number of securities to which transaction applies: _______________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined: ________________________________

(4) Proposed maximum aggregate value of transaction: ___________________________

(5) Total fee paid: ____________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: ____________________________________________________

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(4) Date Filed: ________________________________________________________________

                         INTELECT COMMUNICATIONS, INC.

To the Stockholders of Intelect Communications, Inc.:

     You are requested to vote on the matters being presented for action at a Special Meeting of Stockholders of Intelect Communications, Inc. These matters are important and critical to the Company's capability to sustain its capital and financial flexibility and meet its obligations. We urge your affirmative vote in support of the Company's continuing progress. We appreciate your interest and consideration.

     Our meeting is called for March 3, 1999 at the Company's offices located at 1100 Executive Drive, Richardson, Texas 75081. The attached Notice of Special Meeting and Proxy Statement describe the business of the meeting. Directors and officers of the Company will also be present to address the items for actions and respond to stockholder inquiries.

     We cordially invite you to attend the meeting. Whether or not you plan to attend the meeting, please sign, date, and return the enclosed proxy promptly in the envelope provided. If you attend the meeting, you may, at your discretion, withdraw the proxy and vote in person.

     Thank you for your time and consideration to respond to this request.

                                           Sincerely,
                                           For the Board of Directors
                                           and Management

                                           /s/  HERMAN M. FRIETSCH
                                                HERMAN M. FRIETSCH
                                                CHAIRMAN

Enclosures
January 29, 1999

                         INTELECT COMMUNICATIONS, INC.

                                 NOTICE OF THE
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 3, 1999

To the Stockholders of Intelect Communications, Inc.

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Intelect Communications, Inc. (the "Company") will be held on March 3, 1999, at 3:00 p.m. local time at the Company's offices located at 1100 Executive Drive, Richardson, Texas 75081 (the "Meeting") for the purpose of considering and voting upon the following matters:

          1. To consider and vote upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of the Company's common stock, par value $0.01 (the "Common
     Stock") authorized for issuance from 50,000,000 to 100,000,000 shares;

          2. To consider and vote upon a proposal to approve the issuance of the Common Stock issuable upon conversion of the Company's Series C Convertible Preferred Stock, $0.01 par value per share (the "Series C Preferred Stock") and the Company's Series D Convertible Preferred Stock, $0.01 par value per share (the "Series D Preferred Stock"); and

          3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors of the Company has fixed the close of business on January 14, 1999 as the record date for the meeting, and only holders of Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          EDWIN J. DUCAYET, JR., ASSISTANT
                                          SECRETARY

Richardson, Texas
January 29, 1999

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                         INTELECT COMMUNICATIONS, INC.

                              1100 EXECUTIVE DRIVE
                            RICHARDSON, TEXAS 75081

                                PROXY STATEMENT
                                     FOR A
                 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                 MARCH 3, 1999

     This Proxy Statement accompanies the Notice (the "Notice") of a Special Meeting of Stockholders of Intelect Communications, Inc. (the "Company") and is furnished in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies to be voted at the Special Meeting of Stockholders of the Company (the "Meeting") and at any and all adjournments of such Meeting. The Meeting is to be held on March 3, 1999, at the Company's offices located at 1100 Executive Drive, Richardson, Texas 75081 at 3:00 p.m. local time.

     The Notice of Meeting, this Proxy Statement, and the enclosed proxy are being first mailed to stockholders on or about January 29, 1999.

PURPOSES OF THE SPECIAL MEETING

     At the Meeting, holders of record of the Company's outstanding shares of common stock, par value $0.01 per share ("Common Stock"), will be asked (i) to consider and vote upon a proposal (the "Charter Amendment Proposal") to amend the Company's Amended and Restated Certificate of Incorporation (the "Certificate") to increase the number of shares of Common Stock authorized for issuance from 50,000,000 to 100,000,000 shares, and (ii) to consider and vote upon a proposal (the "Preferred Stock Proposal") to approve the issuance of Common Stock issuable upon conversion of the Company's Series C Convertible Preferred Stock, par value $0.01 per share (the "Series C Preferred Stock") and the Company's Series D Convertible Preferred Stock, par value $0.01 per share (the "Series D Preferred Stock") (the Series C Preferred Stock and the Series D Preferred Stock collectively the "Preferred Stock"), (the Charter Amendment Proposal and the Preferred Stock Proposal collectively the "Proposals").

     The Board unanimously recommends that stockholders vote FOR the Proposals. As of the date of this Proxy Statement, the Board knows of no other business to come before the Meeting.

EXERCISE OF DISCRETION BY PROXIES

     Each properly executed proxy received at or before the Meeting on March 3, 1999 or any adjournments thereof will be voted at the meeting as specified therein. A proxy may be revoked at any time prior to its exercise by delivering written notice of its revocation to the Secretary of the Company, by a later dated proxy, or by attending the Meeting and voting in person. If a stockholder does not specify otherwise, the shares represented by proxy will be voted as recommended by the Board. Thus, if no directions are given, the proxy will be voted FOR the Proposals.

     The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice and with respect to other matters which are appropriately brought before the Meeting. Except as disclosed herein, at the date hereof, the management of the Company knows of no such amendments, variations or other matters.

     The expense of this proxy solicitation, including the cost of preparing and mailing the Proxy Statement and the proxy, will be paid by the Company. Such expense may also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of the Company's Common Stock. The Company expects to solicit proxies primarily by mail, but directors, officers, employees, and agents of the Company may also solicit proxies in person or by telephone or by other electronic means. In addition, the Company has retained Regan & Associates, Inc. to assist in the solicitation of proxies for which the Company will pay an estimated $10,000 in fees, plus expenses and disbursements. The Proxy Statement and the accompanying proxy were first mailed to stockholders on or about January 29, 1999.

VOTING SHARES, QUORUM AND VOTES REQUIRED

     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting shall constitute a quorum for the transaction of business. The Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of Common Stock, while the Preferred Stock Proposal requires the affirmative vote of a majority of the voting power present and entitled to vote at the Meeting. Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the meeting. Abstentions and broker non-votes (as hereafter defined) will be counted as present by the election inspectors for the purpose of determining the presence of a quorum. For the purpose of computing the vote required for approval of matters to be voted on at the Meeting, the election inspectors will treat shares held by a stockholder who abstains from voting as being "present" and "entitled to vote"on the matter and, thus, an abstention has the same legal effect as a vote against the matter. However, in the case of a broker non-vote or where a stockholder withholds authority from his proxy to vote the proxy as to a particular matter, such shares will not be treated as "present" and "entitled to vote" on the matter, and, thus, a broker non-vote or the withholding of a proxy's authority will have no effect on the outcome of the vote on the matter. A "broker non-vote" refers to shares of the Company's
Common Stock represented at the Meeting in person or by proxy by a broker or nominee, where such broker or nominee does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote. Under the rules of the National Association of Securities Dealers, generally, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion on routine matters.

     A stockholder may, with respect to the Proposals: (i) vote for the matter;
(ii) vote against the matter; or (iii) abstain from voting on the matter.

     Only holders of the Company's Common Stock of record at the close of business on January 14, 1999, will be entitled to receive notice of and to vote at the Meeting. The Company had approximately 33,036,331 shares of Common Stock outstanding on the record date which are entitled to vote, and each such share is entitled to one vote.

            PROPOSAL 1: TO APPROVE THE AMENDMENT TO THE AMENDED AND
        RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                 SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

PROPOSED AMENDMENT

     The Company presently has authorized for issuance 50,000,000 shares of Common Stock. The Company's Board has unanimously adopted a resolution proposing and declaring advisable the Charter Amendment Proposal which would increase the authorized number of shares of Common Stock from 50,000,000 shares to 100,000,000 shares. The increased shares will be designated for general corporate purposes. The number of authorized shares of the Company's Preferred Stock would remain unchanged. The proposed increase in the authorized shares of Common Stock would be accomplished by amending Section 4.1 of Article IV of the Company's Certificate to read as follows:

          Section 4.1. TOTAL NUMBER OF SHARES OF CAPITAL STOCK. The total number of shares of capital stock of all classes which the Company shall have authority to issue is 150,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 50,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

BACKGROUND

     The following table sets forth certain information and forward assumptions relating to the number of shares of Common Stock outstanding, as well as the number of shares reserved for issuance as of December 31, 1998.

                                                  COMMON STOCK
                                                   REQUIRED TO
                                                       BE
                                                  RESERVED FOR
                                 COMMON STOCK     SERIES C AND
                                 RESERVED FOR           D
COMMON STOCK    COMMON STOCK        OTHER           PREFERRED
 AUTHORIZED     OUTSTANDING       SECURITIES          STOCK          TOTAL
------------    ------------     ------------     -------------   ------------
  50,000,000     32,141,650       10,421,691       10,970,792       53,534,133

With respect to the Preferred Stock, the Company is required to reserve at least 150% of the shares of Common Stock that may be issuable upon conversion. For example, as presented in the above table, assuming a variable conversion price of $1.414583 per share as of December 31, 1998 (which is 97% of the average of the three lowest closing bid prices of the Common Stock for the ten consecutive trading days ended December 30, 1998), the Company would be required to reserve for issuance 10,970,792 shares even though an aggregate of only 7,313,861 shares would be issuable at such prices. When these amounts are combined with the other shares reserved for issuance, together with the shares presently outstanding, the Company would have no additional shares of Common Stock available for future issuance. Because of the inadequate number of shares authorized for issuance, the Company is not reserving the full amount of Common Stock it is required to reserve under the terms of the Series C and Series D Preferred Stock. In addition, the Company is not reserving the full amount of shares required since the Company desires to maintain financial flexibility by having available a sufficient amount of shares for issuance in possible financing transactions. The holders of the Preferred Stock have agreed to waive any requirement that the Company have a sufficient number of shares authorized and reserved for issuance in connection with the Preferred Stock until March 3, 1999. In addition, the Company cannot make any additional conversions of the Preferred Stock due to limitations imposed by rules of the Nasdaq Stock Market ("Nasdaq") which prohibit the issuance or sale by the Company of Common Stock (or securities convertible into Common Stock) by the Company equal to 20% or more of the Common Stock before issuance at a price less than the greater of book or market value absent stockholder approval. See Proposal No. 2 -- "Nasdaq Rules and
Stockholder Approval." In Proposal No. 2, the stockholders are being asked to approve the issuance of the Common Stock underlying the remaining shares of Preferred Stock in order to comply with Nasdaq rules. Stockholders should read that proposal carefully for the benefits of such Proposal as well as associated risks.

CONSEQUENCES IF APPROVED

     The Charter Amendment will allow the Company to reserve and issue such shares of Common Stock as may be required under the terms of its securities, including the Preferred Stock, and will provide the Company with the capability and flexibility in its capital structure for investments and acquisitions, stock splits or stock dividends, stock plans, financings, for shares issuable upon conversion of the Preferred Stock and other securities convertible or exercisable into Common Stock, and for other general corporate purposes.

     Authorized but unissued shares of the Common Stock may be issued at such times, for such purposes and for such consideration as the Board may determine to be appropriate. Such action can be taken without further authorization from the stockholders unless otherwise required by applicable laws or rules of Nasdaq or on such other stock exchange on which the Common Stock may be listed. Nasdaq requires stockholder approval in certain instances, including (i) the issuance of Common Stock in acquisitions where the potential issuance of stock could result in an increase in the number of shares of Common Stock outstanding by 20% or more, (ii) a transaction or series of related transactions that would result in the original issuance of additional shares of Common Stock, other than in a public offering for cash, if the Common Stock (including securities convertible into or exercisable for Common Stock) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the Common Stock, or if the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the Common Stock; or (iii) a transaction or series of transactions whereby the issuance would result in a change in control of the Company. The additional shares of Common Stock to be authorized will have the same status as presently authorized Common Stock. Holders of the Common Stock do not have preemptive purchase rights with respect to any newly issued shares. To the extent that the additional authorized shares are issued in the future, they could decrease the existing stockholders' relative percentage ownership in the Company.

     The proposed increase in authorized shares is not intended to impede a change in control of the Company, and the Company is not aware of any current efforts to acquire control of the Company. However, it is possible that the additional shares could be issued as a means of preventing or discouraging an unsolicited change in control of the Company. The issuance of additional shares could be used to dilute the ownership of anyone seeking to gain control of the Company or could be placed with an entity opposed to change in control. Management has no present intention to propose any anti-takeover measures in future proxy solicitations.

CONSEQUENCES IF APPROVAL NOT OBTAINED

     If stockholder approval of the Charter Amendment is not obtained, the Company would be in breach of certain of its existing agreements (including with the holders of the Preferred Stock), unless otherwise waived, and would be prohibited from issuing any additional shares of Common Stock.

     Assuming that all of the securities which might be exercised or converted into Common Stock are in fact exercised or converted, the Company could be in the position of not being able to issue the full number of shares of Common Stock, as required under the terms of the applicable warrants, options or convertible securities. The Company does not believe that such an event is reasonably likely to occur due to the exercise and conversion prices of certain of the securities being significantly in excess of the current market price of the Common Stock, as well as the fact that the holders of the Preferred Stock have required that the Company reserve for issuance a number of shares which is significantly in excess over what could presently become issuable upon conversion. However, if certain events were to occur and the Company was not able to issue such shares of Common Stock as required, it could be in breach of the terms of such securities.

     The Company is prohibited from issuing shares of Common Stock or new securities exercisable or convertible into Common Stock in excess of the number of shares which are presently authorized. Accordingly, the Company's capitalization and financial flexibility are severely limited. Due to the Company's cash flow position and results of operations, the Company expects to issue shares of Common Stock or securities excisable or convertible into Common Stock to persons in connection with financial transactions or financial obligations. In addition, in order to attract and retain qualified employees, the Company is frequently required to issue stock options or Common Stock to such persons. Until stockholder approval is obtained, the Company could be in the position of not being able to issue any additional shares of Common Stock or securities (including options) exercisable or convertible into Common Stock to such persons and employees. This could have a material adverse effect on the Company. Accordingly, the Board believes that approval of the amendment to the Certificate to increase the number of authorized shares should be approved.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is required to approve the Charter Amendment Proposal. THE COMPANY'S BOARD RECOMMENDS A VOTE FOR THE CHARTER AMENDMENT PROPOSAL.

          PROPOSAL 2:  TO APPROVE THE ISSUANCE OF THE SHARES OF COMMON
         STOCK ISSUABLE UPON CONVERSION OF THE SERIES C PREFERRED STOCK
                        AND THE SERIES D PREFERRED STOCK

BOARD APPROVAL OF THE PRIVATE PLACEMENTS

     During the later part of 1997, the Company was intending and planning to undertake an underwritten public offering of its Common Stock for cash proceeds in the range of $20 to $30 million. Due to unforseen adverse changes in the Korean market which accounted for a majority of the Company's revenues in 1997, the Company was advised by its financial adviser at that time, Hambrecht & Quist, L.L.C. ("H&Q"), to delay such an offering. Subsequently, because of continuing negative market factors, primarily in relation to Asian markets, H&Q advised the Company that it did not believe the Company's situation could be resolved in time for the Company to proceed with a successful public offering during the first half of 1998. Due to the Company's continuing need for working capital, H&Q suggested a private placement of convertible securities with the initial objective of raising approximately $10-15 million for the Company. This activity commenced in the later part of December 1997.

     The Company explored a variety of transactions. Due to market conditions at the time, the Company was advised by H&Q that it should not expect to be able to raise a meaningful amount of funds with a private placement of its Common Stock. Furthermore, the Company was contemporaneously negotiating with St. James Capital Partners, L.P. for the establishment of a new secured credit facility. Accordingly, the Board believed, with the advice and concurrence of H&Q, that the issuance of a convertible equity security would be the only security the Company could expect to issue in order to raise the working capital it required. Among other things, the Board considered the economic terms of the proposed transaction; namely, the amount of funds which could be raised, whether the security was a debt or equity instrument, any required dividends, whether or not the securities were convertible and if so, the conversion provisions as well as the quality and reputation of the investor. The Board also considered the risk factors associated with a variable conversion formula, registration obligations, Nasdaq requirements and the possible triggering of penalty and redemption obligations in certain circumstances. In the final analysis, the Board decided that the risk factors did not outweigh the benefits from the Preferred Stock, such as the amount of money that could be raised through the Preferred Stock, that such money could be raised without having to incur additional collateralized debt that the Company would have to repay, and that the Company's assets would not have to be pledged as collateral in connection with the Preferred Stock as it would with additional debt financing. After considering these factors, and within the advice of H&Q, the Board, using its business judgment, believed that the most favorable terms to the Company were those proposed by Citadel Investment Group, L.L.C. and that could be concluded with a series of investment funds managed by the Citadel Investment Group, L.L.C. (collectively "Citadel"). The Company then decided to issue to Citadel the Series C Preferred Stock in a private placement transaction in February 1998 (the "Series C Private Placement"). Due to a continued need for additional working capital, as well as for the above considerations, the Board decided to approve the issuance of the Series D Preferred Stock in private placements to Citadel in May and June of 1998 (the "Series D Private Placements"). The
Citadel entities which participated in each of the Private Placements are identified in table in "Summary of Transaction Terms -- Purchasers; Conversion Shares".

NASDAQ RULES AND STOCKHOLDER APPROVAL

     Under Nasdaq rules, as a condition of listing, the Company is required to obtain stockholder approval of the sale or issuance of Common Stock (or securities convertible into Common Stock) by the Company equal to 20% or more of the Common Stock before the issuance at a price less than the greater of book or market value (the "Nasdaq 20% Rule"). In addition, stockholder approval is also required in connection with transactions which are deemed to be a "change in control" under Nasdaq rules. The Company does not believe that the issuance of the Preferred Stock in the Private Placements constitute a "change in control" since the holders are prohibited from converting the Preferred Stock into Common Stock if such conversion were to cause them to "beneficially own" (as defined under Rule 13d-3 as promulgated under the Securities Exchange Act of 1934) more than 5% of the Company except on 61 days prior notice. However, if the transaction were to be construed as a "change in control", the approval being sought would also be effective to satisfy the Nasdaq requirement. In addition, as noted, the Company has agreed with Citadel that it will use its best efforts to obtain stockholder approval under the Nasdaq requirement within 60 days of the receipt of notice from Citadel that the number of shares of Common Stock issued or may be issued in connection with conversions of the Preferred Stock would exceed 15% or more of the number of shares of Common Stock outstanding as of February 9, 1998 (i.e., approximately 3,593,247 shares). The Company has received such notice from Citadel and accordingly has agreed to obtain such stockholder approval.

     The exact number of shares of Common Stock issuable upon conversion of each of the shares of Preferred Stock issued in the Private Placement cannot currently be determined for the future because the Preferred Stock is also subject to adjustment mechanisms in the applicable Conversion Price which cause the number of shares issuable to be dependent on future events, namely the future trading prices of the Common Stock and the decisions on conversions made by the holders of the Preferred Stock. The operation of the variable conversion price formulas will cause the number of shares of Common Stock to be issued to increase with declines in the market price of the Common Stock. Due to the decline in the market price of the Common Stock since the Private Placements and because the Preferred Stock is convertible into Common Stock at rates or prices that vary or move by formulas which are tied to the market price of the Common Stock, the Company may be required to issue shares of Common Stock, subject to the Nasdaq 20% Rule, equal to 20% or more of the shares of Common Stock outstanding on the date of the Series C Private Placement (i.e., February 9,
1998) and at prices less than the greater of book or market value at the time of the Series C Private Placement (i.e., $7.0625 per share on February 9, 1998). In order to assure continued compliance with the Nasdaq requirements, the terms of the Private Placements provide that shares of Common Stock issuable upon conversion of the Preferred Stock may not be issued if such issuance would violate Nasdaq rules (i.e., issuances of Common Stock in excess of approximately 4,790,994 shares without stockholder approval). Thus, upon approval of the Proposal, the Company may be required to issue shares of Common Stock equal to 20% or more of the shares of Common Stock outstanding on the date of the Series C Private Placement. If the approval sought is not obtained, the Company may be required to redeem the Preferred Stock. See "Summary of Transaction Terms" and "Consequences if Stockholder Approval Not Obtained".

     Under Nasdaq rules, in order to continue to have its Common Stock listed on Nasdaq, the Company is required to maintain a minimum bid price of at least $1, together with certain other requirements relating to minimum tangible net assets, public float, market value, number of round lot shareholders, and market makers. If the Company is not able to satisfy these requirements, Nasdaq could suspend the Company's listing. Although the Company does not believe that it is likely to violate any of the Nasdaq maintenance requirements, it could violate the requirement of maintaining a minimum bid price if the price of its Common Stock were to drop below $1. Stockholders should carefully review the risks associated with the Preferred Stock in Proposal No. 2, including the possibility that conversions of the Preferred Stock could cause a decrease in the market price of the Common Stock to a price below the $1 minimum bid price requirement. SEE "Summary of Transaction Terms -- Risk Factors Associated with Preferred Stock Conversions."

GENERAL

     In the Series C Private Placement, pursuant to the terms of a Securities Purchase Agreement dated February 6, 1998, the Company issued and sold an aggregate of 10,000 shares of Series C Preferred Stock, resulting in aggregate gross proceeds to the Company of $10,000,000. In addition, in the Series D Private Placements, pursuant to the terms of a Securities Purchase Agreement dated May 8, 1998 and a Securities Purchase Agreement dated June 26, 1998, the Company issued and sold an aggregate of 10,000 shares of Series D Preferred Stock, resulting in aggregate gross proceeds to the Company of $10,000,000 (the Series C Private Placement and the Series D Private Placements collectively the "Private Placements"). The Company used the proceeds from the Private Placements for working capital and general corporate purposes. See "Use of Proceeds". All of the securities sold in the above transactions were sold in separate private placements to the Citadel entities. The Citadel entities have represented to the Company that each are "accredited investors". None of the Citadel entities are affiliates of the Company or any of its officers or directors.

SUMMARY OF TRANSACTION TERMS

     The following is a summary of the material terms of the Private Placements, which terms are qualified by reference to the full text of the underlying documents which have been filed previously as exhibits to the Company's current reports on Form 8-K filed on February 17, May 11, and June 29, 1998. The underlying documents for each series of Preferred Stock are a Securities Purchase Agreement, Registration Rights Agreement and a Certificate of Designations, Preferences and Rights, all filed as exhibits to the applicable Form 8-K. See "Available Information".

PURCHASERS; CONVERSION SHARES

     The following table sets forth certain information relating to the holders of the Preferred Stock as of December 31, 1998. The Common Stock assumed issuable upon the conversion of the remaining Preferred Stock is computed based on a conversion price of $1.414583 as of December 31, 1998 (which is 97% of the average of the three lowest closing bid prices of the Common Stock for the ten consecutive trading days ended December 30, 1998). The aggregate number of shares thus deemed issuable upon conversion is computed by dividing the aggregate stated value of the Series C and Series D Preferred Stock (i.e., $1,000 per share multiplied by the applicable number of shares of Series C and Series D Stock) plus accrued premium of 4% per year, by the conversion price being applied.

                                                                                                       COMMON STOCK
                                            SERIES C               SERIES D           COMMON STOCK     ISSUABLE ON
                                         PREFERRED STOCK        PREFERRED STOCK          ISSUED         REMAINING
                                       -------------------    -------------------       ON PRIOR        PREFERRED
              PURCHASER                ISSUED    REMAINING    ISSUED    REMAINING    CONVERSIONS(1)      STOCK(2)
-------------------------------------  ------    ---------    ------    ---------    --------------    ------------
Olympus Securities Ltd...............   6,354      1,181           0                   2,528,884          864,610
NP Partners..........................   3,421        652           0                   1,351,843          484,650
CCG Capital Ltd......................     100          0         400        292          103,808          211,023
CCG Investment Fund Ltd..............     125          0         400        292          118,787          211,023
Fisher Capital Ltd...................       0                  5,883      4,963          412,257        3,588,595
Wingate Capital Ltd..................       0                  3,167      2,553          275,137        1,845,736
Midway Capital Ltd...................       0                    150        150                0          108,223
                                       ------    ---------    ------    ---------    --------------    ------------
    TOTALS...........................  10,000      1,750      10,000      8,250        4,790,716        7,313,861
                                       ======    =========    ======    =========    ==============    ============

                                         COMMON STOCK
                                         ISSUABLE ON
                                          REMAINING
                                          PREFERRED
                                           STOCK --
                                          PERCENTAGE
                                          OF SHARES
              PURCHASER                 OUTSTANDING(2)
-------------------------------------  ----------------
Olympus Securities Ltd...............         2.2%
NP Partners..........................         1.2%
CCG Capital Ltd......................         0.5%
CCG Investment Fund Ltd..............         0.5%
Fisher Capital Ltd...................         9.1%
Wingate Capital Ltd..................         4.7%
Midway Capital Ltd...................         0.3%
                                              ---
    TOTALS...........................        18.5%
                                              ===

------------

(1) Does not necessarily represent the number of shares presently beneficially owned by the holders of the Preferred Stock, since the Certificate of Designations prohibits the holders from being the "beneficial owner", as defined under Rule 13d-3 as promulgated under the Securities Exchange Act of 1934, of more than 5% of the Common Stock of the Company except on 61 days prior notice to the Company. As of the date hereof, the Company has not received any such notice.

(2) As of December 31, 1998, represents shares which are potentially issuable upon conversion without regard to any limitations on conversion and without regard to the timing of such conversions. Does not represent the number of shares which the holder of the Preferred Stock "beneficially owns" for purposes of Rule 13d-3 since pursuant to the Certificate of Designations for the Preferred Stock the holders may not beneficially own more than 5% of the Common Stock of the Company except on 61 days prior notice to the Company. As of the date hereof, the Company has not received any such notice.

     As of December 31, 1998, the holders of the Series C and Series D Preferred Stock have previously converted an aggregate of 9,907 shares of Preferred Stock into a total of 4,790,716 shares of Common Stock, or approximately 19.9% of the Company's shares outstanding on February 9, 1998, the closing date of the Series C Preferred Stock.

     With respect to the Preferred Stock, as the price of the Common Stock decreases, the number of shares of Common Stock underlying the Preferred Stock continues to increase which could result in no ceiling on the number of shares which may ultimately be issued upon approval of the Proposal. For instance, assuming a hypothetical conversion price of $0.707292 (which is 50% of the conversion price of $1.414583 as of December 31, 1998), the total number of shares of Common Stock which would underlie the remaining shares of Preferred Stock would be approximately 14,627,722 shares, or approximately 30.7% of the total number of shares of Common Stock deemed outstanding as of such date assuming conversion of all such shares Preferred Stock at such price.

     CONVERSION. The conversion price of the Preferred Stock is the lesser of a fixed conversion price or a variable conversion price. Thus, each share of Preferred Stock is convertible into that number of shares of Common Stock equal to (i) $1,000 (the "Stated Value"), plus any accrued premium of 4% per annum, divided by (ii) the applicable conversion price. The applicable conversion price is the lesser of (i) a fixed conversion price of $9.082 per share for the Series C Preferred Stock, and $2.998 per share for the Series D Preferred Stock (which price was originally $9.082 per share and which was reset to $2.998 effective November 10, 1998 which price represents the average of the trading price of the Common Stock for the five trading days following the Company's filing of the Form 10-Q for the period ended June 30, 1998), or (ii) a variable conversion price which is 97% of the average of the three lowest closing bid prices of the Common Stock as reported on Bloomberg for the ten consecutive trading days before the date of conversion (the "Variable Conversion Price"). Thus, as the price of the Common Stock declines, the number of shares underlying the Preferred Stock continues to increase. In addition, the Company can elect for the conversion price on the Preferred Stock to equal the applicable fixed conversion price if for any 20 of 30 consecutive trading days the daily volume weighted average trading price (as reported on Bloomberg) of the Common Stock equals or exceeds 150% of the applicable fixed conversion price. In the event that the Company or the transfer agent do not effect a conversion or reissuance of the remaining shares of Preferred Stock within ten (10) business days following the receipt by the transfer agent of the shares submitted for conversion, the Company is subject to potential obligation to redeem the remaining Preferred Stock, adjust the applicable conversion price and certain other penalties as more fully described in the applicable Certificate of Designations. See "Summary of Transaction Terms -- Redemption" and "Available Information".

     Pursuant to the terms of the Series D Preferred Stock issued on June 26, 1998, the Company was required to register the resale of the shares of Common Stock issuable upon conversion of such Series D Preferred Stock by December 23, 1998. Since such registration had not occurred by the required date, a "Triggering Event" occurred, and the holders of the Series D Preferred Stock could have sent a notice to the Company and attempted to require the Company to redeem such shares. The holders of the Preferred Stock have agreed to waive any requirement that the Company redeem any of the Preferred Stock, including the Series D Preferred Stock, as a result of the Company's failure to timely file the registration statement, provided that the waiver will be null and void if the registration statement is not declared effective by the Commission within 75 days of March 3, 1999. If the Company is not successful in having such registration statement declared effective, and if the holders were to require a redemption of the Series D Preferred Stock, the redemption price for the Series D Preferred Stock would be approximately $9,900,000 based on a redemption price of 120% of the Stated Value of the 8,250 remaining shares of Series D Preferred Stock. If the Company were unable to redeem all of such shares, the holders could demand that the Company redeem the shares it is able to redeem, and pay interest at the rate of 2.5% per month on the shares it is unable to redeem. The Company presently does not have funds available to redeem all or any significant portion of the Series D Preferred Stock or any required interest payments. Accordingly, if Citadel were to enforce its rights in connection with the Triggering Event, there could be material adverse financial consequences to the Company which could severely impair the ability of the Company to continue as a going concern. See "Summary of Transaction Terms -- Occurrence of Triggering Event."

     In addition, if the holders of the Preferred Stock submit a conversion request and the Company is not able to issue the required amount of shares of Common Stock due to the Company's inability to comply with the Nasdaq 20% Rule, under the Certificate of Designations, a Triggering Event would occur. In such event, the Company could be required by the holders to redeem all of the remaining shares of Preferred

Stock at a price equal to 120% of the Stated Value, or approximately $12,111,600 based on the 10,093 shares of Preferred Stock which remain outstanding as of December 31, 1998. In addition, upon the Triggering Event, the holders of the Preferred Stock could attempt to require the Company to delist its Common Stock from Nasdaq and begin trading on the electronic bulletin board or pink sheets. The holders of the Preferred Stock have agreed to waive any requirement that the Company redeem any of the Preferred Stock in connection with any such Triggering Event until March 3, 1999. Accordingly, should the Company obtain stockholder approval of the Proposal on or before March 3, 1999, the holders will not be able to require the Company to redeem any of the Preferred Stock. See "Summary of Transaction Terms -- Redemption -- Occurrence of Triggering Event" and "Consequences if Stockholder Approval Not Obtained."

     The shares of Preferred Stock are presently convertible. Pursuant to contractual agreements between the Company and the purchasers of the Preferred Stock, such purchasers have agreed to limit their conversions of the Preferred Stock to no more than 1,200,000 shares of Common Stock per continuing 30 day period. However, these conversion restrictions do not apply in the event of certain "Extraordinary Events", as defined, which generally include certain mergers, business combinations, or change in control transactions, certain private placements of equity securities, the suspension or delisting of the Company's Common Stock, or an announcement of a bankruptcy or other similar event. The holders of the Preferred Stock are prohibited in the Certificate of Designations from converting their respective holdings of the Preferred Stock if after giving effect to such conversion the holder would beneficially own in excess of 5% of the outstanding shares of Common Stock of the Company following such conversion, except on 61 days prior notice to the Company. The holders may not convert their respective holdings of Preferred Stock unless their conversion notice contains at least 200 shares, or all of such lesser amount of shares of Preferred Stock then held. The Preferred Stock will convert automatically into Common Stock at the applicable Conversion Price then in effect on the second anniversary date of issuance, to the extent any shares of the applicable issuance of Preferred Stock remain outstanding.

     Due to declines in the market price of the Company's Common Stock, upon the effectiveness of the re-set of the fixed conversion price on the Series D Preferred Stock on November 10, 1998, certain anti-dilution provisions were triggered in warrants to purchase up to 1,500,000 shares of Common Stock at an exercise price of $7.50 issued by the Company to SJMB, L.P. and St. James Capital Partners, L.P. In connection with such anti-dilution provisions, the holders of such warrants are entitled to a replacement warrant to purchase up to approximately 3,753,000 shares of Common Stock at an exercise price of $2.998 per share, subject to anti-dilution provisions.

     Risks Factors Associated With Preferred Stock Conversions.

     In connection with the Preferred Stock, the following risks are associated with Preferred Stock conversions:

      o because the Variable Conversion Price of the Preferred Stock is a function of the market price of the Common Stock upon conversion, the lower the price of the Common Stock at the time the holder converts, the greater number of shares of Common Stock received upon conversion;

      o to the extent that Common Stock received upon conversion is sold into the market, and disregarding the manner in which such shares are sold as well as any other factors such as reactions to the Company's operating results and general market conditions which may be operative in the market at such time, such sales may cause a decrease in the market price of the Common Stock, which in turn relative to additional conversions of the Preferred Stock would reduce the Variable Conversion Price and increase the number of shares of Common Stock issued upon conversion and available for sale into the market for the Common Stock;

      o short sales of the Common Stock may be attracted by or accompany conversions and sales of Common Stock from conversions, which sales in the aggregate could cause downward pressure upon the price of the Common Stock, excluding the effect of other market factors possibly operative at the time; and

      o conversions of the Preferred Stock may result in substantial dilution of the interests of the other holders of Common Stock. In this regard, the ownership limitation which prohibits the purchasers from owning more than 5% of the Common Stock of the Company only applies to shares of Common Stock held at one time and does not prevent purchasers from converting and selling some of their holdings and then later converting the rest of the holdings.

     In addition to the foregoing, stockholders should also consider the possibility that the Company's Common Stock could be delisted by Nasdaq in the event the Company's stock price decreases below the $1 minimum bid price as required by Nasdaq. See "Nasdaq Rules and Stockholder Approval."

     DIVIDENDS. The holders of the Preferred Stock are not entitled to receive dividends. The holders are entitled to receive upon conversion, payable in cash or Common Stock at the election of the Company, an annual premium of 4% on the aggregate "Stated Value" (i.e., $1,000 per share) of the applicable series of Preferred Stock (the "Additional Amount"). The Company does not presently intend to pay such Additional Amount in cash.

     VOTING RIGHTS. The holders of the Preferred Stock have no voting rights except as provided by law and have no right to vote on the proposal in this Proxy Statement, except to the extent such holders own shares of Common Stock.

     LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders ("Liquidation Funds") before any amount shall be paid to any class junior in rank to the Preferred Stock an amount per share of Preferred Stock equal to $1,000 plus any Additional Amount (the "Liquidation
Preference"). In addition to the Liquidation Preference, in the event of any involuntary liquidation, dissolution or winding up, the holders will also be entitled to receive any Liquidation Funds distributed to the holders of the Common Stock, after the Liquidation Preference has been paid, to the same extent as if such holders of the Preferred Stock has converted their shares into Common Stock (without regard to any limitations on conversion) and had held such shares of Common Stock on the record date for the distribution of the remaining Liquidation Funds.

     REDEMPTION. The holders of the Preferred Stock may require the Company to redeem the Preferred Stock upon the consummation of a "Major Transaction" or a "Triggering Event".

Major Transactions

  o certain mergers, consolidations, tender offers, or the sale of substantially all the assets of the Company

Triggering Events

  o failure of registration statement covering the resale of the conversion shares to be declared effective within 180 days;

  o the effectiveness of the registration statements lapses for seven or more consecutive days (subject to applicable grace periods);

  o the registration statement is unavailable for the sale of all of the "Registrable Securities" (as defined) for seven or more consecutive days in accordance with the terms of the applicable registration rights agreement;

  o  the delisting of the Company's Common Stock for seven consecutive days;

  o certain failures to comply with conversions of the Preferred Stock for 10 or more consecutive days;

  o the inability of the Company to issue conversion shares due to limitations imposed by the Nasdaq 20% Rule; and

  o certain breaches of representations, warranties, covenants or terms of the transaction documents which would have a Material Adverse Effect (as defined).

Redemption and Other Remedies

  o The holders can send a notice of redemption upon the occurrence of such a Triggering Event or Major Transaction, and require the Company to redeem the Preferred Stock at (a) 120% of the Stated Value of the Preferred Stock, or (b) the product of the applicable conversion rate in effect on the date of the "Major Transaction" or the date a notice of redemption is delivered in the case of a "Triggering Event", and the closing sales price of the Common Stock on the trading date immediately preceding such date on which the "Major Transaction" or "Triggering Event" occurred.

  o If the Company is unable to effect a redemption, interest will accumulate on the value of the shares the Company is unable to redeem at the rate of 2.5% per month.

  o If the Company is unable to effect a redemption, the holders are also entitled to void their redemption notices and receive a reset of their applicable Conversion Price. The Fixed Conversion Price on the Preferred Stock would be reset to the LESSER of (A) the Fixed Conversion Price as in effect on the date the void optional redemption notice is sent to the Company (i.e., $9.082 for the Series C Preferred Stock and $2.998 for the Series D Preferred Stock) and (B) the lowest Closing Bid Price (as defined) during the period beginning on the date on which the date of notice of redemption is sent and the date on which the void optional redemption notice is received. In addition, the holders would also be entitled to have the formula for the Variable Conversion Price to be reduced by a number of percentage points equal to the product of (A) .25 and (B) the number of days in the period beginning on the date which is five business days after the date on which the notice of redemption is delivered to the Company and ending on the date on which the void option redemption notice is received.

Occurrence of Triggering Event

     Certain events have caused a Triggering Event or are likely to occur which could cause a Triggering Event, unless otherwise waived by Citadel. First, since the Company was not able to have a registration statement covering the resale of the Series D Preferred Stock issued on June 26, 1998 declared effective on or before December 23, 1998, a Triggering Event is deemed to have occurred. However, the holders of the Preferred Stock have agreed to waive any requirement that the Company redeem any of the Preferred Stock, including the Series D Preferred Stock, as a result of the Company's failure to timely file the registration statement, provided that the waiver will be null and void if the registration statement is not declared effective by the Commission within 75 days of March 3, 1999. If the Company is not successful in having such registration statement declared effective, and if the holder were to require a redemption of the Series D Preferred Stock, the redemption price for the Series D Preferred Stock would be approximately $9,900,000 based on a redemption price of 120% of the Stated Value of the 8,250 remaining shares of Series D Preferred Stock. See "Summary of Transaction Terms -- Conversion". Finally, as noted, upon receipt of a valid notice of conversion from the holders of the Preferred Stock if the Company is unable to convert the remaining shares of the Preferred Stock due to limitations imposed by the Nasdaq 20% Rule (which will occur if the Proposal is not approved and the holders submit a conversion notice to convert any additional shares of Preferred Stock), a Triggering Event would occur. The Company can convert the remaining Preferred Stock into only approximately an additional 278 shares of Common Stock as of December 31, 1998. Since the holders of the Preferred Stock may convert such Preferred Stock into Common Stock at the rate of 1,200,000 shares of Common Stock per continuing 30 day period, the holders could attempt to make a conversion which the Company would have to refuse to make due to the Nasdaq 20% Rule. In such an event, a Triggering Event would occur and the holders could demand redemption of the Preferred Stock if the Company is unable to fully redeem the Preferred Stock, the holders could attempt to require the Company to delist from Nasdaq. In the event of a redemption, the Company could be obligated by the holders to redeem the remaining shares of Preferred Stock at 120% of the Stated Value per share, or an aggregate redemption price of approximately $12,111,600 based on the 10,093 shares of Preferred Stock which remain as of December 31, 1998. However, the holders of the Preferred Stock have agreed to waive any requirement that the Company redeem any of the Preferred Stock in connection with any such Triggering Event until March 3, 1999. Accordingly, should the Company obtain stockholder approval of the Proposal on or before March 3, 1999, the holders will not be able to require the Company to redeem any of the Preferred Stock.

     If the Company is unable to redeem all of the shares in the event of a notice of redemption, the holders could also demand that the Company redeem all of the shares of Preferred Stock which it is able to redeem, and pay interest to the holders on any shares not redeemed at the rate of 2.5% per month. The Company presently does not have the funds available to pay the redemption price for all or any significant portion of the Preferred Stock or any required interest payments. Accordingly, if Citadel were to enforce its rights in connection with a Triggering Event, there could be material adverse financial consequences to the Company which could severely impair the Company's ability to continue as a going concern. See "Summary of Transaction Terms -- Conversion".

     REGISTRATION OF SHARES; LIQUIDATED DAMAGES. The Company is required by agreement to initially register with the Securities and Exchange Commission (the "Commission") the resale of at least 175% of the number of shares of Common Stock issuable upon conversion of the Preferred Stock, which is based on the conversion price of the Preferred Stock at the time of the filing. In addition, after the registration statement is filed and during the period the registration statement is effective, the Company has agreed that the resale of at least 150% of the shares issuable upon conversion of the remaining shares of Preferred Stock will be registered, which is based on the conversion price of the Preferred Stock at that time. Thus, in the event of a decrease in the market price of the Common Stock after the initial filing (and thus a decrease in the Variable Conversion Price of the Preferred Stock), the Company could be required by Citadel to register additional shares of Common Stock to the extent that the required amount of shares were not covered by the registration statement. As of December 31, 1998, the Company has an effective registration statement on Form S-3 covering the resale of shares of Common Stock issuable upon conversion of the Series C Preferred Stock (Registration No. 333-49379) (the "Series C Registration Statement"), and with respect to 5,000 shares of the Series D Preferred Stock issued on May 8, 1998 (Registration No. 333-53451) (the "Series D1 Registration Statement"). Since the Series C Registration Statement and the Series D1 Registration Statement did not cover at least 150% of the shares issuable upon conversion of the applicable Preferred Stock, Citadel has alleged that the Company is obligated to pay the holders $825,000 in liquidated damages under the terms of the applicable Registration Rights Agreement. The Company has agreed to pay this amount in additional shares of Common Stock. The Company has no obligation to pay this amount until the holders of the Preferred Stock have converted all of the Preferred Stock into Common Stock. The shares of Common Stock will be issued to the holders at such time in an amount based on the Variable Conversion Price as in effect on such date. Citadel has agreed to waive any right to future liquidated damage amounts in connection with the Series C Registration Statement and the Series D1 Registration Statement, so long as such registration statements are sufficient to cover 100% of the shares issuable upon conversion of the Preferred Stock.

     In addition, the Company was required to have declared effective by September 24, 1998 a registration statement covering the remaining 5,000 shares of Series D Preferred Stock which were issued on June 26, 1998 (the "Series D2 Registration Statement"). Such registration statement has not been declared effective by the Commission. Since the Series D2 Registration Statement has not yet been declared effective, Citadel may allege that the Company is obligated to pay certain liquidated damages. The amount of such damages would be approximately $1 per share of Preferred Stock per day and is due within five days of the date such damages are incurred. Thus, the total amount owed as of December 31, 1998 would be approximately $490,000. If the Company is unable to pay such damages, Citadel could require the Company to issue shares of Common Stock to pay such penalties. With respect to the liquidated damages penalties, the holders of the Preferred Stock have agreed to waive all of such penalties as a result of the Company's failure to timely file the Series D2 Registration Statement, provided that the waiver will be null and void if the registration statement is not filed with the Commission within 30 days of March 3, 1999 and declared effective by the Commission within 75 days of March 3, 1999. There can be no assurance that the Company will be successful in having the Series D2 Registration Statement filed and declared effective by such dates. The enforcement of the liquidated damages provision against the Company could have a material adverse effect on the Company's results of operations and financial position, as well as its ability to continue as a going concern.

     REDEMPTION AT COMPANY'S OPTION. As more fully set forth in the applicable Certificate of Designations, the Company may redeem the Preferred Stock following 90 days after the issuance date if the Common Stock of the Company has an average of the volume-weighted average trading price for the prior ten consecutive trading days of less than $3 per share. In such event, the redemption price will be equal to 110% of the Stated Value per share plus the Additional Amount.

     OTHER TERMS. The transaction documents relating to the Preferred Stock also contain certain other representations, warranties, agreements, and indemnification obligations of the Company. These include, among other things, the obligation of the Company to obtain approval of the Company's stockholders within 60 days in the event that the number of shares already issued in connection with conversions of the Preferred Stock or issuable upon the future conversion of the Preferred Stock exceeds 15% or more of the number of shares of Common Stock outstanding as of February 9, 1998. The operative agreements also contain (i) certain restrictions on the holders of the Preferred Stock from selling shares of Common Stock on any single trading day in excess of 20% of the trading volume of the Common Stock on such date of determination except on days where the trading volume is in excess of 200% of the trading volume for the prior six months or upon the occurrence of certain Extraordinary Events, Major Transactions, or Triggering Events (as defined), (ii) prohibit the holders from engaging in "short sales" as defined in Rule 3b-3 of the Securities Exchange
Act of 1934, (iii) prohibit the Company from redeeming any of its Common Stock or paying any cash dividends on its Common Stock, (iv) limit the ability of the Company to issue any senior preferred stock, and (v) prohibit the Company from entering into certain related party transactions except in accordance with Delaware law. The shares of Preferred Stock are also subject to antidilution provisions which are triggered in the event of certain stock splits, recapitalizations, or other dilutive transactions, as well as issuances of Common Stock at a price below 95% of the market price in effect, or the issuance of warrants, options, or other convertible securities which have an exercise price less than 95% of the market price on the date of issuance, other than for certain previously outstanding securities. The shares of Preferred Stock are also subject to certain repricing provisions in the event that the Company issues any convertible securities which have a variable conversion price which is at a 5% or greater discount to the market price of the Common Stock on the conversion date.

PLACEMENT AGENT COMPENSATION

     The placement agents for the Series C Private Placement were H&Q and Lifeline Industries, Inc. ("Lifeline"). H&Q and Lifeline were paid placement agent fees of $400,000 and $280,000, respectively. H&Q also received an immediately exercisable warrant to purchase 33,036 shares of Common Stock at an exercise price of $10.292 per share which expires on May 20, 2003. The placement agent for the Series D Private Placements was Lifeline. In connection with the May 8, 1998 Series D Private Placement, Lifeline received a placement fee of $125,000, and in connection with the June 26, 1998 Series D Private Placement Lifeline received $62,500 and an immediately exercisable warrant to purchase 30,000 shares of Common Stock at an exercise price of $2.00 per share which expires on April 30, 2005. The placements agents have already received their fees and warrants and will be able to retain them whether or not stockholder approval sought hereby is obtained.

CONSEQUENCES IF STOCKHOLDER APPROVAL NOT OBTAINED

     The Company is obligated to obtain stockholder approval of the Proposal by February 19, 1999. If the stockholder approval sought hereby is not obtained, in accordance with the Nasdaq 20% Rule, the Company will be prohibited under the terms of its listing agreement with Nasdaq from issuing more than an aggregate of approximately 4,790,994 shares of Common Stock in connection with the Private Placements. If the Company is not able to obtain Stockholder approval of the Proposal by March 3, 1999 and if the Company would be unable to issue any additional shares of Common Stock due to the Nasdaq 20% Rule, as noted, the Company could be required by the holders to redeem the shares at a price per share equal to the greater of (i) 120% of the Stated Value of such shares and
(ii) the product of the applicable conversion rate in effect on the date a notice of redemption is delivered by the holders and the closing sales price of the Common Stock on the trading day immediately preceding such event. Further, the holder could argue that failure to obtain such stockholder approval was a breach of the Company's obligations under the operative transactions documents which had a Material Adverse Effect. If such an argument were successful, the Company may be obligated to redeem all of the outstanding shares of Preferred Stock at the Special Redemption Price without regard to whether or not the Company was able to issue any additional shares of Common Stock. As noted, if the Company is required to redeem all of the shares of Preferred Stock submitted for redemption within five business days, the holders can attempt to require the Company to redeem those shares it is able to redeem and have the Company pay interest to the holders on any shares which were not redeemed as required at 2.5% per month. In addition, the holders are also entitled to void their redemption notices and receive a reset of their applicable Fixed Conversion Price, as more fully set forth in the applicable Certificate of Designations. See "Summary of Transaction Terms -- Redemption" and "Available Information".

     The Company does not have and does not expect to have available the cash resources to fund such required redemptions of the Preferred Stock, and in the event that it is required to make the required interest payments there would likely be a material adverse effect on the Company's results of operations and financial position. Accordingly, if stockholder approval of the proposal is not obtained, the Company may become subject to actions by Citadel to enforce its rights, which if enforced by Citadel, could have material adverse financial consequences to the Company which could severely impair the Company's ability to continue as a going concern.

USE OF PROCEEDS

     The aggregate net proceeds received by the Company from the issuance of Series C Preferred Stock and the Series D Preferred Stock was approximately $9,179,000 and $9,645,000, respectively (after cash fees to the placement agents and estimated transaction expenses). The net proceeds of the Private Placements were used for working capital and general corporate purposes which included the funding of programs to develop and advance the Company's products and technology and the payment of salaries and obligations owed the Company's employees, vendors, and customers during such development process.

INTERESTS OF CERTAIN PERSONS

     None of the investors in the Preferred Stock transactions is a director, executive officer or five percent shareholder of the Company or an affiliate of any such person or entity.

VOTE REQUIRED

     The proposal requires the approval of a majority of the votes cast at the Meeting by the holders of Common Stock. THE COMPANY'S BOARD RECOMMENDS THAT YOU VOTE FOR THE PREFERRED STOCK PROPOSAL.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of December 31, 1998 (except as otherwise indicated), with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director;
(iii) each executive officer; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the information included below is based upon the Company's stock transfer records as maintained by the Company's stock transfer agent.

     The number of Common Stock beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after December 31, 1998 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute admission of beneficial ownership of those shares.

          NAME AND ADDRESS              AMOUNT AND NATURE OF
         OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP    PERCENT OF CLASS
-------------------------------------   --------------------    ----------------
Herman M. Frietsch...................           849,104(1)             2.61%
Peter E. Ianace......................           218,095(2)              *
R. Eugene Helms......................           135,000(3)              *
Edwin J. Ducayet, Jr.................            80,671(4)              *
Anton Liechtenstein..................           402,400(5)             1.25%
Philip P. Sudan, Jr..................           296,139(6)              *
Robert E. Garrison II................           150,000(7)              *
The Coastal Corporation Second
  Pension Trust......................         5,734,799(8)            16.37%(8)
SJMB, L.P............................         1,872,777(9)              7.2%(9)
All Directors and Executive Officers
  as a group (7 persons).............         2,131,409(10)            6.63%

------------

 (1) Includes 290,000 shares issuable upon exercise of options which are currently exercisable or become exercisable by March 1, 1999. Includes 57,104 shares issuable as of March 1, 1999, which assumes the conversion at a price of $2.00 per dollar of outstanding principal and interest of a loan made by Mr. Frietsch to the Company. Includes 6,000 shares owned beneficially by Mr. Frietsch's spouse as to which he disclaims beneficial ownership. Principal business address is 1100 Executive Drive, Richardson, Texas 75081.

 (2) Includes 210,000 shares issuable upon exercise of options which are currently exercisable or become exercisable by March 1, 1999. Principal business address is 1100 Executive Drive, Richardson, Texas 75081.

 (3) Includes 120,000 shares issuable upon exercise of options which are currently exercisable or become exercisable by March 1, 1999. Principal business address is 269 W. Renner Pkwy., Richardson, Texas.

 (4) Includes 58,333 shares issuable upon exercise of options which are currently exercisable or become exercisable by March 1, 1999. Principal business address is 1100 Executive Drive, Richardson, Texas 75081.

 (5) Includes 125,000 shares issuable upon exercise of options which are currently exercisable or become exercisable by March 1, 1999. Principal business address is Administration and Trust Co., Josef Rheinbergerstrasse 6, Vaduz, Liechtenstein.

 (6) Includes 120,000 shares issuable upon exercise of options which are currently exercisable or become exercisable by March 1, 1999. Includes 76,139 shares as of March 1, 1999, which assumes the conversion at a price of $2.00 per dollar of outstanding principal and interest of a loan made by Mr. Sudan to the Company. Principal business address is Two Houston Center, Suite 3900, Houston, Texas 77010.

 (7) Represents 150,000 shares issuable upon exercise of options which are currently exercisable or become exercisable by March 1, 1999. Principal business address is 5599 San Felipe, 3rd Floor, Houston, Texas.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (8) Based solely upon information contained in Schedule 13G of The Coastal Corporation Second Pension Trust, filed on November 17, 1998. Principal business address is Nine Greenway Plaza, Houston, Texas 77046-0995.

 (9) Based solely on information contained in Schedule 13D of SJMB, L.P., filed on July 16, 1998. Principal business address is 1980 Post Oak Blvd., Suite 2030, Houston, Texas 77056. The general partner of SJMB, L.P. and the reporting person is SJMB, L.L.C. The directors of SJMB, L.L.C. are Charles
     E. Underbrink, John L. Thompson, Alan D. Feinsilver, Titus H. Harris, Jr. and Edward R. Naumes and the executive officers are Messers. Underbrink, Thompson and Feinsilver.

(10) Includes 1,073,333 shares issuable upon exercise of options which are currently exercisable or become exercisable by March 1, 1999.

 *  Indicates holdings of less than one percent.

         STOCKHOLDER PROPOSALS AND SUBMISSIONS FOR 1999 ANNUAL MEETING

     If any Stockholder wishes to present a proposal to be considered for inclusion in the proxy materials to be solicited by the Company's Board of Directors with respect to the next Annual Meeting of Stockholders, such proposal shall have been presented to the Company's management by February 18, 1999. Such proposals should be directed to the Company at 1100 Executive Drive, Richardson, Texas 75081, Attention: Chief Financial Officer and Assistant Secretary.

                             AVAILABLE INFORMATION

     The Company files annual, quarterly and current reports, proxy statements, and other information with the Commission. You may read and copy any reports and statements or other information the Company files at the Commission's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1(800) SEC-0330 for further information on the operation of the public reference rooms. The Company's SEC filings are also available to the public on the Commission Internet site (http://www.sec.gov).

     The Company filed with the Commission Current Reports on Form 8-K dated February 17, May 11, and June 29, 1998 (collectively the "Form 8-K's"), which describe the Private Placements and contain copies of the operative transaction documents as exhibits. The operative documents for the Series C Preferred Stock are a Securities Purchase Agreement, a Registration Rights Agreement and a Certificate of Designations, Preferences and Rights, each of which are dated February 6, 1998 and are exhibits to the 8-K filed on February 17, 1998. The operative documents for the Series D Preferred Stock are a Securities Purchase Agreement and a Registration Rights Agreement dated May 8, and June 26, 1998, respectively, and a Certificate of Designations, Preferences and Rights dated May 7, 1998. These documents are exhibits to the 8-K's filed on May 11 and June 29, 1998.The Company will provide without charge to each person to whom a copy of this proxy statement is delivered, upon the written or oral request of such persons, a copy of the Form 8-K's. Requests for such copies should be addressed to Assistant Secretary, Intelect Communications, Inc., 1100 Executive Drive, Richardson, Texas 77081, telephone (972) 367-2100. Copies of such documents are also located on the Commission Internet site (http://www.sec.gov).

     THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOUR VOTE IS IMPORTANT. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AT ANYTIME PRIOR TO THE VOTE.

Dated:  January 29, 1999               By Order of the Board of Directors
                                       HERMAN M. FRIETSCH
                                       CHAIRMAN AND CHIEF EXECUTIVE OFFICER

                              FRONT SIDE OF PROXY


PROXY                     INTELECT COMMUNICATIONS, INC.                    PROXY

               PROXIES SOLICITED BY DIRECTORS FOR SPECIAL MEETING
                                 MARCH 3, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, having received the notice of the Special Meeting, hereby appoints Herman M. Frietsch and Edwin J. Ducayet, Jr., and each of them, with full power of substitution, are hereby authorized as attorneys and proxies of the undersigned to represent and to vote all shares of the undersigned in Intelect Communications, Inc. at the special meeting of stockholders of Intelect Communications, Inc. to be held on March 3, 1999 and at any adjournments thereof.

1. To approve the amendment to the Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance.

           FOR                       AGAINST                    ABSTAIN
           [ ]                         [ ]                        [ ]

2. To approve the issuance of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock and the Series D Preferred Stock.

           FOR                       AGAINST                    ABSTAIN
           [ ]                         [ ]                        [ ]

                          (PLEASE SIGN ON OTHER SIDE)


                               BACK SIDE OF PROXY

                             (CONTINUED FROM FRONT)

    In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of the accompanying proxy statement, matters incident to the conduct of the meeting and to vote for any nominee of the Board whose nomination results from the inability of any of the above named nominees to serve. UNLESS OTHERWISE SPECIFIED IN THE SQUARES PROVIDED, THE PROXIES SHALL VOTE FOR THE PROPOSAL ABOVE.


                                       _________________________________________
                                                        Signature

                                       _________________________________________
                                                Signature if held jointly

                                       Dated: ____________________________, 1999

                                       NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.